This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154209

SUBJECT TO COMPLETION
Preliminary Prospectus Supplement, dated January 22, 2009

PROSPECTUS SUPPLEMENT
To Prospectus dated October 14, 2008

$
The Lubrizol Corporation

% Senior Notes due

We are offering $     aggregate principal amount of our     % senior notes due          , or the “notes.”

The notes will mature on          ,          . We will pay interest semiannually on the notes on
and          of each year, beginning on          , 2009.

We may redeem some or all of the notes at any time at a redemption price that includes a make-whole premium, as described under the caption “Description of Notes — Optional Redemption” in this prospectus supplement. If a change of control triggering event occurs, we will be required to make an offer to repurchase the notes in cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes — Repurchase Upon Change of Control Triggering Event” in this prospectus supplement.

The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

Investing in the notes involves risks. You should consider carefully the risk factors beginning on page S-6 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Proceeds,
	Initial Public				Before
	Offering		Underwriting		Expenses,
	Price(1)		Discount		to Us

Per note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from the date of original issuance.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters named below expect to deliver the notes to purchasers in book-entry form through The Depository Trust Company and its participants, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, sociéte anonyme on or about          , 2009.

Joint Book-Running Managers

Citi	Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is          , 2009.

In making your investment decision, you should only rely on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities other than the notes referred to herein. We are not, and the underwriters are not, making an offer to sell and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus, as well as information we have previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference herein or therein, is accurate as of any date other than the date on the cover page of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we currently are offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

In this prospectus supplement, except as otherwise indicated herein, references to “Lubrizol,” the “Company,” “we,” “us” or “our” refer to The Lubrizol Corporation and its consolidated subsidiaries and, in the context of the notes, “Lubrizol,” the “Company,” “we,” “us” and “our” only refer to The Lubrizol Corporation, the issuer of the notes.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus supplement and the accompanying prospectus forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Forward-looking statements are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from the expectations expressed in or implied by any forward-looking statements, although we believe our expectations reflected in those forward-looking statements are based upon reasonable assumptions. There can be no assurance that future developments affecting us will be those anticipated by management. Any statements contained in this prospectus supplement and the accompanying prospectus that are not statements of historical fact should be deemed to be forward-looking statements.

Various factors could cause actual results to differ, perhaps materially, from those in our forward-looking statements, including those factors discussed under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and in the “Risk Factors” section in this prospectus supplement. Additionally, we believe that the following factors, among others, could affect our future performance and cause our actual results to differ materially from those expressed or implied in such forward-looking statements:

•	The cost, availability and quality of raw materials, especially petroleum-based products.

•	Our ability to sustain profitability of our products in a competitive environment.

•	The demand for our products as influenced by factors such as the global economic environment, longer-term technology developments and the success of our commercial development programs.

•	The effects of required principal and interest payments and the access to capital on our ability to fund capital expenditures and acquisitions and to meet operating needs.

S-ii

•	The risks of conducting business in foreign countries, including the effects of fluctuations in currency exchange rates upon our consolidated results and political, social, economic and regulatory factors.

•	The extent to which we are successful in expanding our business in new and existing markets and in identifying, understanding and managing the risks inherent in those markets.

•	Our ability to identify, complete and integrate acquisitions for profitable growth and operating efficiencies.

•	Our success at continuing to develop proprietary technology to meet or exceed new industry performance standards and individual customer expectations.

•	Our ability to implement a new common information systems platform primarily into our Lubrizol Advanced Materials segment’s international sites successfully, including the management of project costs, its timely completion and realization of its benefits.

•	Our ability to continue to reduce complexities and conversion costs and modify our cost structure to maintain and enhance our competitiveness.

•	Our success in retaining and growing the business that we have with our largest customers.

•	The cost and availability of energy, especially natural gas and electricity.

•	The effect of interest rate fluctuations on our net interest expense.

•	The risk of weather-related disruptions to our Lubrizol Additives production facilities located near the U.S. Gulf Coast.

•	Significant changes in government regulations affecting environmental compliance.

We base the forward-looking statements we make upon information that currently is available or management’s current expectations and beliefs concerning future developments and their potential effects upon us. These statements speak only as of the date of the statement, and are subject to certain risks and uncertainties. Except as required under the federal securities laws and rules and regulations of the SEC, we assume no obligation to update or revise any forward-looking statements contained or incorporated by reference herein to reflect any change in events, conditions or circumstances, or expectations with regard thereto, on which we base any such forward-looking statement, in whole or in part.

S-iii

OFFERING SUMMARY

Our Business

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary is not complete and does not contain all of the information you should consider before purchasing the notes.

We are an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. Our business is founded on technological leadership. Innovation provides opportunities for us in growth markets as well as advantages over our competitors. From a base of approximately 1,600 patents, we use our product development and formulation expertise to sustain our leading market positions and fuel our future growth. We create additives, ingredients, resins and compounds that enhance the performance, quality and value of our customers’ products, while minimizing their environmental impact. Our products are used in a broad range of applications, and are sold into stable markets such as those for engine oils, specialty driveline lubricants and metalworking fluids, as well as higher-growth markets such as personal care and over-the-counter pharmaceutical products and performance coatings and inks. Our engineered polymers products also are used in a variety of industries, including the construction, sporting goods, medical products and automotive industries. We are an industry leader in many of the markets in which our product lines compete.

We are geographically diverse, with an extensive global manufacturing, supply chain, technical and commercial infrastructure. As of September 30, 2008, we operated facilities in 27 countries, including production facilities in 19 countries and laboratories in 12 countries, in key regions around the world through the efforts of more than 6,950 employees. In 2007, we derived approximately 42% of our consolidated total revenues from North America, 30% from Europe, 21% from the Asia/Pacific and the Middle East region and 7% from Latin America. We sell our products in more than 100 countries and believe that our customers value our ability to provide customized, high-quality, cost-effective performance formulations and solutions worldwide. We also believe our customers value our global supply chain capabilities.

Our principal executive offices are located at 29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298 and our telephone number is 440-943-4200.

Recent Developments

Estimated Restructuring and Impairment Charges

On January 16, 2009, we issued a press release revising our guidance for 2008 to reflect weakened demand for our products during the fourth quarter of 2008, consistent with the rapidly changing conditions in the global economy.

We expect to report pre-tax restructuring and impairment charges for 2008 of approximately $356 million. These charges include $31 million in restructuring and impairment charges that are related to our performance coatings business improvement initiatives and the closure of a Canadian additives facility. The charges for 2008 also include a preliminary estimate of non-cash goodwill impairment of approximately $325 million related to our performance coatings and engineered polymers product lines. The estimate of the goodwill impairment charge will be refined prior to the filing of our Form 10-K after valuation procedures have been completed.

New Term Loan

On January 7, 2009, we launched the syndication of a three-year $120 million bank term loan. We intend to use the proceeds from this loan to repay in full the $75 million of indebtedness outstanding under our U.S. revolving credit facility, which was drawn to pay the purchase price of the assets we acquired from The

Dow Chemical Company (described below), and for general corporate purposes. We expect that this term loan will be funded in early February 2009.

Acquisition

On December 31, 2008, we completed the acquisition of the commercial, production and research and development assets of the thermoplastic polyurethane business of The Dow Chemical Company for approximately $61 million. The assets are now part of the engineered polymers product line in the Lubrizol Advanced Materials business segment.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	The Lubrizol Corporation

Notes Offered	$ aggregate principal amount of Senior Notes due .

Maturity	, .

Interest Rate	The notes will bear interest from , 2009 at the rate of % per annum, payable semiannually in arrears.

Interest Rate Adjustment	The interest rate payable on the notes will be subject to adjustment from time to time if the debt rating assigned to the notes is downgraded (or subsequently upgraded), as described under “Description of Notes — Interest Rate Adjustment.”

Interest Payment Dates	and of each year, beginning on , 2009.

Ranking	The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future senior unsecured indebtedness that is not accorded a priority under applicable law. The notes will rank senior in right of payment to any future indebtedness that specifically is subordinated to the notes and will be effectively subordinated to any existing and future secured indebtedness.

Optional Redemption	We may redeem some or all of the notes at any time at a redemption price that includes a make-whole premium, as described under “Description of Notes — Optional Redemption” in this prospectus supplement.

Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a “change of control triggering event,” as defined under “Description of Notes — Repurchase Upon Change of Control Triggering Event” in this prospectus supplement, we will be required to make an offer to repurchase the notes in cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes will contain certain covenants that will, among other things, limit our ability and our restricted subsidiaries’ ability to create or incur certain liens and engage in sale and leaseback transactions. In addition, the indenture will also limit our ability to merge, consolidate, sell, lease or otherwise dispose of all or substantially all of our assets.

See “Description of Debt Securities — Material Covenants — Limitation on Liens,” ‘‘— Limitation on Sale and Leaseback Transactions” and “— Consolidation, Merger, Sale or Conveyance” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate and other purposes, including to repay in full at maturity the approximately $381.8 million remaining aggregate principal amount of our 4.625% Senior Notes, due on October 1, 2009. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves risks. You should consider carefully all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should consider carefully the specific risks set forth in “Risk Factors” beginning on page S-6 for a discussion of certain risks in making an investment in the notes.

Further Issuances	We may issue additional notes ranking equally with the notes (in the same form and terms other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue). Such notes may form a single series with the notes.

Trustee	Wells Fargo Bank, National Association

Governing Law	State of New York

No Listing	We do not intend to list the notes on any securities exchange or to include them in any automated quotation system. The notes will be new securities for which there currently is no public market. See “Risk Factors — Risks Related to the Notes — If an active trading market for the notes does not develop, you may not be able to resell them” in this prospectus supplement.

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial information from our unaudited consolidated financial statements as of and for the nine months ended September 30, 2007 and September 30, 2008 and our audited consolidated financial statements as of and for the fiscal years ended December 31, 2005, 2006 and 2007. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Interim financial statements are not necessarily indicative of results that may be experienced for the fiscal year or any future reporting period. You should read the summary consolidated financial data presented below in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, in each case incorporated by reference into this prospectus supplement.

				Nine Months Ended
	Year Ended December 31,			September 30,
	2005	2006	2007	2007	2008
	(Dollars in millions)

Operating Results:
Revenues	$3,622.2	$4,040.8	$4,499.0	$3,352.7	$3,940.2
Cost of sales	2,700.1	3,045.2	3,378.1	2,503.0	3,057.4
Selling and administrative expenses	348.4	381.7	422.2	309.4	321.5
Research, testing and development expenses	198.9	205.5	218.9	161.4	165.6
Amortization of intangible assets	23.5	23.7	24.3	17.7	20.8
Restructuring and impairment charges	15.9	51.9	1.5	0.6	25.1
Interest expense, net	97.0	79.3	63.8	49.4	49.6
Other income, net	(1.8)	(8.5)	(8.8)	(9.7)	(6.4)
Provision for income taxes	80.8	82.2	115.6	97.2	91.7
Income from continuing operations	159.4	179.8	283.4	223.7	214.9
Income (loss) from discontinued operations — net of tax	27.8	(76.2)	—	—	—
Net income	$187.2	$103.6	$283.4	$223.7	$214.9

	At December 31,			At September 30,
	2005	2006	2007	2007	2008
	(Dollars in millions)

Balance Sheet Data:
Total assets	$4,371.2	$4,390.9	$4,643.8	$4,590.5	$4,780.4
Total debt	1,670.8	1,541.7	1,428.8	1,432.3	1,429.9
Total shareholders’ equity	1,551.9	1,683.1	1,951.3	1,867.7	2,023.0
Other Data:
Net cash provided (used) by:
Operating activities	362.2	334.8	476.4	406.5	182.7
Investing activities	(106.8)	151.4	(309.8)	(125.7)	(194.5)
Financing activities	(312.8)	(183.9)	(260.0)	(221.1)	(131.3)
Capital expenditures — continuing operations	$121.9	$125.7	$182.8	$121.6	$146.8
Depreciation expense — continuing operations	$139.4	$133.3	$137.1	$100.2	$107.3

RISK FACTORS

An investment in the notes involves risks, including risks inherent in our business. You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, which Annual Report on Form 10-K is incorporated by reference in this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

Risks Related to Our Business and Finances

Some of our businesses are cyclical and demand by our customers for our products weakens during economic downturns.

A portion of our product sales is attributable to industries and markets, such as the construction and metalworking industries, that historically have been cyclical and sensitive to changes in supply and demand and general economic conditions. The demand for our products depends, in part, on the general economic conditions of the industries or national economies of our customers. Weakness in the United States and global economy has resulted and may continue to result in a reduction of sales by our customers and us, which has and may continue to affect adversely our business, financial condition and results of operations. It is not possible to predict accurately the factors that will affect demand for our products in the future. In a declining economic environment, we may experience the negative effects of increased competitive pricing pressure and customer turnover as well.

We may not have access to capital in the future due to changes in general economic conditions.

We may need new or additional financing in the future to conduct our operations, expand our business or refinance existing indebtedness. Any sustained weakness in the general economic conditions and/or financial markets in the United States or globally could affect adversely our ability to raise capital on favorable terms or at all. From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity for working capital requirements, acquisitions and general corporate purposes. Our access to funds under our revolving credit facilities is dependent on the ability of the financial institutions that are parties to those facilities to meet their funding commitments. Those financial institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time. Moreover, the obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others. Longer term volatility and continued disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could affect adversely our access to the liquidity needed for our businesses in the longer term. Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. The disruptions in the capital and credit markets have also resulted in higher interest rates on publicly issued debt securities and increased costs under credit facilities. Continuation of these disruptions would increase our interest expense and capital costs and could affect adversely our results of operations and financial position including our ability to grow our business through acquisitions.

We may be adversely impacted by increased costs related to our defined benefit pension plans.

We sponsor defined benefit pension plans for employees in the United States and various foreign locations. The major defined benefit pension plans are funded with trust assets invested in a globally diversified portfolio of securities and other investments. Changes in regulatory requirements or the market value of plan assets, investment returns, interest rates and mortality rates may affect the funded status of our defined benefit pension plans and cause volatility in the net periodic benefit cost and future funding requirements of the plans. A significant increase in our obligations or future funding requirements could have an adverse effect on our financial results.

Risks Related to the Notes

The notes will not be secured by any of our assets and are subject to prior claims of any of our existing or future secured creditors.

The notes are our unsecured senior obligations, ranking equally with our other senior unsecured indebtedness but below any secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances without equally and ratably securing the notes. Any claims of existing or future secured lenders with respect to assets securing their loans will be prior to any claim of the holders of these notes with respect to those assets. In addition, the notes will not be guaranteed by any of our subsidiaries and therefore will be effectively subordinated to the debt and other liabilities of all our subsidiaries.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

At September 30, 2008, we had approximately $1,429.9 million of outstanding indebtedness on a consolidated basis. Our ability to make scheduled payments of principal of, or to pay the interest or premium, if any, on, or to refinance, our indebtedness (including the notes), or to fund capital expenditures, acquisitions and other strategic initiatives will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility or otherwise in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs.

Negative covenants in the indenture offer only limited protection to holders of the notes.

The indenture governing the notes will contain negative covenants that apply to us and certain of our subsidiaries. However, the indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

In addition, the limitation on liens covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the notes. See “Description of Debt Securities — Material Covenants — Limitation on Liens” in the accompanying prospectus for a description of this covenant and related definitions. In light of these exceptions, holders of the notes may be effectively subordinated to new lenders.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated Baa2 by Moody’s Investors Service (“Moody’s”) and BBB by Standard & Poor’s Ratings Services (“S&P”), in each case with a stable outlook. Agency credit ratings are not a recommendation to buy, sell or hold any security. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that these credit ratings will remain in effect for any given period of time. Such ratings could be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such action. Notwithstanding that the terms of the notes include a step-up in interest payable following certain ratings downgrades, the interest rate adjustment may not fully protect holders since actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes. In addition, a step-up in interest payable on the notes will permanently cease to apply if the notes become rated A3 or higher by Moody’s or A- or higher by S&P (or, in either case, the equivalent ratings of any substitute rating agency, or one of those ratings if the notes are only rated by one rating agency). If our ratings are lowered while the interest step-up provisions are in effect, our interest expense will increase. As described under “Description of Notes — Interest Rate Adjustment,” we will increase the interest rate payable on the notes upon the occurrence of certain adverse events relating to the credit ratings assigned to the notes. Any deterioration of the credit ratings assigned to the notes or to our credit ratings in general could impact adversely the trading prices of, and the liquidity of the market for, the notes and could also affect adversely our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in indentures or other loan agreements governing the terms of any future indebtedness that we may incur.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event (as defined in “Description of Notes”), each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a change of control triggering event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes. See “Description of Notes — Repurchase Upon Change of Control Triggering Event.”

The terms of the indenture and the notes provide only limited protection against significant corporate events that could affect adversely your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. As described under “Description of Notes — Repurchase Upon Change of Control Triggering Event,” upon the occurrence of a change of control triggering event, holders are entitled to require us to repurchase their notes at 101% of their principal amount. However, the definition of the term “change of control triggering event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that negatively could affect the value of your notes. If we were to enter into a significant corporate transaction that negatively would affect the value of the notes, but that would not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity, which also would adversely affect your investment.

If an active trading market for the notes does not develop, you may not be able to resell them.

The notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a trading market for the notes will ever develop or be maintained. Further, we can make no assurances as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the condition of the industry in which we operate generally, the then-current ratings assigned to the notes and the market for similar securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, respectively.

USE OF PROCEEDS

We expect the net proceeds from this offering of notes to be approximately $      million after deducting the underwriters’ discount and our estimated expenses relating to the offering. We intend to use a portion of the net proceeds from this offering to repay in full at maturity the approximately $381.8 million remaining aggregate principal amount of our 4.625% Senior Notes, due on October 1, 2009. We intend to add the remaining net proceeds from the sale of the notes to our general corporate funds that may be used, including without limitation, to repay debt, finance acquisitions, fund share repurchases, finance capital expenditures and operating expenses and invest in any subsidiaries. Before we use the proceeds for these purposes, we may invest them in short-term, interest-bearing investment grade or government securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges on an historical basis for the periods indicated:

											Nine Months
											Ended
	Year Ended December 31,										September 30,
	2003		2004		2005		2006		2007		2008

Ratio of earnings to fixed charges(1)	5.11	x	2.55	x	3.08	x	3.37	x	4.86	x	5.21	x

(1)	Our ratio of earnings to fixed charges has been computed by dividing earnings (including distributed income of equity investees) before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense and capitalized interest) and rental expenses.

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and total capitalization at September 30, 2008:

•	on an actual basis; and

•	on an as adjusted basis to reflect (i) the issuance and the sale of the notes offered hereby, (ii) the application of the net proceeds therefrom to repay at maturity our 4.625% Senior Notes due October 1, 2009 and (iii) the borrowings under the proposed $120.0 million bank term loan, which is expected to close in early February.

You should read this table in conjunction with “Offering Summary — Summary Consolidated Financial Data,” “Use of Proceeds” and “Recent Developments” appearing elsewhere in this prospectus supplement, the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, in each case incorporated by reference into this prospectus supplement, and the financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At September 30, 2008
	Actual	As Adjusted
	(Dollars in millions)

Cash and cash equivalents	$372.4	$

Short-term debt and current portion of long-term debt(1)	$201.5		$201.5
Long-term debt
% Senior Notes due (offered hereby)	—
4.625% notes, due 2009, net of original issue discount of $0.1 million and including fair value adjustments of $1.9 million for unrealized gains on derivative hedge instruments	383.6		—
LIBOR + 2.75% term loan, due 2012(2)	—		120.0
5.5% notes, due 2014, net of original issue discount of $2.0 million	448.0		448.0
7.25% debentures due 2025	100.0		100.0
6.5% debentures due 2034, net of original issue discount of $4.7 million	295.3		295.3
Other	1.5		1.5

Total debt	1,429.9
Total shareholders’ equity	2,023.0		2,023.0

Total capitalization	$3,452.9

(1)	Includes the $200.0 million 5.875% senior notes due December 1, 2008, which were fully repaid at maturity.

(2)	Represents the proposed bank term loan of $120.0 million expected to close in February 2009. We expect to use the proceeds from this term loan (i) to repay in full the $75 million of borrowings outstanding under our U.S. revolving credit facility, which were used to acquire assets of the thermoplastic polyurethane business from The Dow Chemical Company, and (ii) for general corporate purposes.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus.

The notes are to be issued under an indenture, dated as of January   , 2009, between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture is available for inspection at the office of the trustee.

The following summary of certain provisions of the Indenture is not complete and is qualified in its entirety by reference to the Indenture. We urge you to read the Indenture and the notes because they, and not this description, define your rights as holders of these notes. You may request copies of these agreements at the Company’s address set forth in the section entitled “Where You Can Find More Information.”

The definitions of certain capitalized terms used in the following summary are set forth below.

As used in this “Description of Notes,” the terms “the Company,” “we,” “our,” “us” and other similar references refer only to The Lubrizol Corporation and not to any of our subsidiaries.

General

The notes initially will be limited to $      aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on          ,          .

The notes will bear interest at the annual rate set forth on the cover page of this prospectus supplement. Interest will be payable semiannually in arrears on          and          of each year, beginning          , 2009. Interest on the notes will be paid to holders of record at the close of business on the          or          , whether or not a business day (as defined below), immediately before the applicable interest payment date. The amount of interest payable on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

If any interest payment date or the maturity date of the notes is not a business day, then the related payment of interest or principal payable, as applicable, on such date will be paid on the next succeeding business day with the same force and effect as if made on such interest payment date or maturity date and no further interest will accrue as a result of such delay. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York or other location are authorized or obligated by law or executive order to close.

Ranking

The notes will be our senior unsecured obligations and will rank equally with our other existing and future senior unsecured obligations.

The notes will be effectively subordinated to any secured obligations of ours to the extent of the value of the assets securing such obligations. The Indenture limits the amount of secured indebtedness that we or certain of our subsidiaries may incur pursuant to the covenant described in “Description of Debt Securities — Limitation on Liens” in the accompanying prospectus. This covenant is subject to important exceptions described under such heading.

We conduct many of our operations through subsidiaries, which generate a portion of our operating income and cash. As a result, distributions from our subsidiaries are a source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our debt obligations, including making payments on the notes.

The notes will be subordinated structurally to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. The Indenture does not limit the amount of debt that our subsidiaries are permitted to incur.

Further Issuances

We may, from time to time, without notice to or consent of the holders of the notes, increase the principal amount of the notes that may be issued under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue and the issue price), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes, including for purposes of voting, redemptions and offers to purchase and will rank equally and ratably with the notes offered hereby.

Optional Redemption

At any time and from time to time, the notes are redeemable, as a whole or in part, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, or

•	as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus basis points, plus, in either case, accrued and unpaid interest to, but not including, the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in The City of New York.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” means any of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. or their respective affiliates, which are primary U.S. Government securities dealers in The City of New York, and their respective successors plus two other primary U.S. Government securities dealers in The City of New York selected by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date for the notes, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price. On or before the redemption date for the notes, we will deposit with a paying agent, or the trustee, funds sufficient to pay the redemption price of and accrued and unpaid interest on such notes to be redeemed on such date. If less than all of the notes are to be redeemed, and the notes are global notes held by DTC, DTC will select the notes to be redeemed in accordance with its operational arrangements. If the notes are not global notes held by DTC, the notes to be redeemed will be selected by the trustee by such method as the trustee deems fair and appropriate; provided, however, that no notes of a principal amount of $2,000 or less shall be redeemed in part.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

Repurchase Upon Change of Control Triggering Event

If a change of control triggering event (as defined below) occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased up to, but not including, the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the change of control, no earlier than 30 days and no later than 60 days from the date on which the change of control triggering event occurs (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will publicly announce the results of the change of control offer on or as soon as possible after the date of purchase.

Except as described above, the Indenture does not contain provisions that permit holders to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Our ability to pay cash to the holders of notes following the occurrence of a change of control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The definition of change of control under the Indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the time and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than to us or one of our subsidiaries);

(3) we consolidate with, or merge with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act) or any such person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our voting stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction;

(4) the adoption of a plan relating to our liquidation or dissolution; or

(5) the first day on which a majority of the members of our board of directors are not continuing directors (as defined below).

“Change of control triggering event” means the occurrence of both (1) a change of control and (2) a rating event (as defined below).

“Continuing director” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued, (2) was nominated for election to such board of directors with the approval of a committee of the board of directors consisting of a majority of independent continuing directors or (3) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating from any substitute rating agency selected by us.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a substitute rating agency (as defined below) in lieu thereof.

“Rating event” means the rating on the notes is lowered independently by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following consummation of such change of control (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Rule l5c3-l(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) and that is reasonably acceptable to the trustee as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Our credit agreements provide, and future credit agreements or other agreements relating to any indebtedness to which we become a party may provide, that certain events relating to a change in the control of our Company would constitute a default thereunder. If we experience such a change of control event that triggers a default under our credit agreements or such other agreements, we could seek a waiver of such default or seek to refinance the senior credit agreement or the indebtedness under such other agreements. In the event we do not obtain such a waiver or refinance the credit agreements or the indebtedness under such other agreements, such default could result in amounts outstanding under the credit agreements or such other agreements being declared due and payable, which could have a material adverse effect on us.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P (or, in either case, any substitute rating agency thereof) downgrades (or subsequently upgrades) the debt rating assigned to the notes, in the manner described below.

If the rating of the notes from Moody’s (or any substitute rating agency) is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Moody’s Rating*	Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If the rating of the notes from S&P (or any substitute rating agency) is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

S&P Rating*	Percentage

BB+	0.25%
BB	0.50%
BB−	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P (or, in either case, any substitute rating agency), as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their issuance plus the percentages set forth opposite the applicable ratings from the tables above in effect immediately following the increase. If Moody’s (or any substitute rating agency) subsequently increases its rating of the notes to Baa3 or higher (or an equivalent rating of the substitute rating agency) and S&P (or any substitute rating agency) increases its rating to BBB- or higher (or an equivalent rating of the substitute rating agency), the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance. In addition, the interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become rated A3 and A− or higher by Moody’s and S&P, respectively (or, in either case, the equivalent ratings of any substitute rating agency, or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any substitute rating agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

For so long as only one rating agency provides a rating on the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes shall be made solely as a result of either a rating agency ceasing to provide a rating. For so long as no rating agency provides a rating on the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate, and will continue until the next subsequent interest rate increase or decrease. If Moody’s or S&P or any substitute rating agency thereof changes its rating of the notes more than once during any particular interest period, the last change by such agency during such period will control for purposes of any interest rate increase or decrease described above relating to such agency’s action.

If the interest rate payable on the notes is increased as described above under “— Interest Rate Adjustment,” the term “interest,” as used in this prospectus supplement, will be deemed to include any such additional interest unless the context otherwise requires.

Notices

With respect to the notes, we and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the list of registered holders.

Defeasance

The following provisions will be applicable to the notes.

Covenant Defeasance.  Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and government securities set aside in trust to repay your notes. In order to achieve covenant defeasance, we must do the following:

•	Deposit in trust for the benefit of all holders a combination of money and U.S. government or U.S. government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•	Deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves at maturity.

•	Deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance.  If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the notes of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for the benefit of all holders a combination of money and U.S. government or U.S. government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves at maturity.

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Satisfaction and Discharge

The Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Indenture with respect to the notes, when the following conditions have been satisfied:

•	either:

•	we have delivered to the trustee for cancellation all the outstanding notes, or

•	all notes not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year, and we have deposited with the trustee, in trust, funds sufficient to pay the entire indebtedness on the notes that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for notes that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for notes that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the Indenture; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

SEC Reports

We will file with the trustee, within 15 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will file with the trustee and the SEC such reports as may be prescribed by the SEC at such time.

The Trustee

The trustee will be Wells Fargo Bank, National Association. Wells Fargo Bank, National Association also will be the initial paying agent and registrar for the notes and their place of payment will be Wells Fargo Bank, National Association, Corporate Trust Operations, 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479. The trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with us and our affiliates in the ordinary course of our respective businesses, subject to the Trust Indenture Act of 1939.

The Indenture provides that, except during the continuance of an event of default under the Indenture, the trustee under the Indenture will perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations will be read into the Indenture against the trustee. Under the Indenture, the holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the Indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the Indenture will exercise such rights and powers vested in it under the Indenture and is obligated to use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference in the Indenture contain limitations on the rights of the trustee under such Indenture, should it become a creditor of our company under certain circumstances, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the Indenture is permitted to engage in other transactions. However, if the trustee under the Indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The trustee may resign or be removed and a successor trustee may be appointed.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without application of principles of conflicts of law thereunder.

Global Notes: Book-Entry System

Certain Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream and their respective book-entry systems from sources that we believe are reliable, but neither we nor the underwriters take any responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC.  DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section l7A of the Exchange Act.

DTC holds securities for its participants (“DTC Participants”), and to facilitate the clearance and settlement of securities transactions in deposited securities among DTC Participants through electronic book-entry changes to the accounts of DTC Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC Participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system also is available to other entities such as Clearstream, Euroclear, banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a direct DTC Participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through direct DTC Participants or Indirect Participants in DTC.

Clearstream.  Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream also is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream.

Euroclear.  Euroclear advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of the Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions of principal and interest with respect to notes held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by the U.S. depositary for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. depositaries.

Book-Entry Procedures.  We expect that, pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of direct DTC Participants designated by the underwriters with an interest in that global note; and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of DTC Participants) and by DTC Participants and Indirect Participants (with respect to the interests of Persons other than DTC Participants).

The laws of some jurisdictions may require that some purchasers of notes take physical delivery of those notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of DTC Participants, who in turn act on behalf of persons who hold interests through such DTC Participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global note (1) will not be entitled to have the notes represented by that global note registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated notes, and (3) will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a DTC Participant or an Indirect Participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to nor payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Beneficial interests in the global notes may not be exchanged for certificated notes. However, if DTC notifies us that it is unwilling or unable to be a depositary for the global notes or ceases to be a clearing agency or if we so elect or if there is an event of default under the notes, DTC will exchange the global notes for certificated notes that it will distribute to its participants.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the DTC Participants and the Indirect Participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the DTC Participants and Indirect Participants and not of DTC.

Secondary market trading between DTC Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Secondary market trading between Euroclear Participants or Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the persons holding directly or indirectly through DTC, on the one hand, and persons holding directly or indirectly through Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Although we understand that DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and interest with respect to certificated notes, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Because of time zone differences, the securities account of a Euroclear Participant or Clearstream Participant purchasing an interest in a global note from a DTC Participant will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

None of the Company, any underwriter or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax consequences, (and, in the case of Non-U.S. Holders (as defined below), material U.S. federal estate tax consequences) of the acquisition, ownership and disposition of the notes. This discussion applies only to holders who purchase the notes upon original issuance at their “issue price,” which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes are sold, and hold the notes as capital assets for U.S. federal income tax purposes (generally property held for investment).

This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, this discussion does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, banks or financial institutions, regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, common trust funds, or insurance companies;

•	tax consequences to persons holding the notes as part of a hedging, constructive sale or conversion, straddle or other integration or risk reducing transaction;

•	tax consequences to U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. Holders of the notes; or

•	any state, local or foreign tax consequences.

This summary does not address the tax consequences resulting to a holder of the notes that is an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes or any investors or equity holders in such entities. The tax treatment of an investor in such an entity will generally depend upon the status of such investor and the activities of the partnership or other pass-through entity. A holder of notes that is a partnership or other pass-through entity for U.S. federal income tax purposes and partners, investors, members and other equity holders in such entities are urged to consult their tax advisors about the tax consequences relating to the purchase, ownership and disposition of the notes.

This summary is based upon the currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final and temporary Treasury Regulations promulgated thereunder, published rulings and judicial decisions, all as in effect as of the date of this prospectus supplement. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

If you are considering a purchase of the notes, we urge you to consult your own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of the notes in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

It is expected and assumed for purposes of this discussion that the notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes and therefore will not be treated as being issued with original issue discount. Thus, subject to the discussion below, a U.S. Holder will generally be taxed on the stated interest on the notes as ordinary income at the time any interest is paid or accrued in accordance with that U.S. Holder’s method of accounting for U.S. federal income tax purposes.

In certain circumstances (see “Description of Notes — Interest Rate Adjustment”), we may be obligated to pay additional interest as a result of adjustments to the ratings assigned to the notes. In addition, in certain other circumstances (see “Description of Notes — Repurchase Upon Change of Control Triggering Event”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Although the issue is not free from doubt, we believe that the possibility of the payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations, and as a result, we intend to take the position that additional payments, if any, made to a U.S. Holder will be taxed as ordinary income when received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. This position is not binding on the IRS, which may take a contrary position and treat the notes as contingent payment debt instruments. If the notes were deemed to be contingent payment debt instruments, a U.S. Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from the payments calculated on the assumed yield, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. U.S. Holders should consult their own tax advisors about the treatment of additional payments that might be made in respect of the senior notes.

Sale, Exchange or Redemption of the Notes

Upon the sale, taxable exchange or redemption of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and such U.S. Holder’s adjusted tax basis in the notes. The amount realized will not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income if not previously included in income. A U.S. Holder’s tax basis in a note will generally equal the amount that the U.S. Holder paid for the note.

The gain or loss recognized by a U.S. Holder generally will be capital gain or loss and generally will be long-term capital gain or loss if at the time of the sale, exchange or redemption the U.S. Holder’s holding period for the note is more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at lower rates than those applicable to ordinary income (15% maximum tax rate for long-term capital gains, which rate currently is scheduled to increase to 20% on January 1, 2011). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following summarizes the material U.S. federal income tax consequences to non-U.S. Holders of the acquisition, ownership and disposition of the notes. For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of the notes who is not a U.S. Holder.

Special rules, not discussed below, may apply to certain non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Such non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Taxation of Interest

Any payment to a non-U.S. Holder of interest on the notes will be exempt from U.S. federal income and withholding tax, provided that:

•	the payment is not effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business;

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. Holder is not a controlled foreign corporation within the meaning of the Code that is directly or indirectly related to us through stock ownership;

•	the non-U.S. Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	in all cases, (i) the non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN or other applicable form), or (ii) the non-U.S. Holder holds its notes through certain foreign intermediaries and such intermediary satisfies the certification requirements of applicable Treasury Regulations.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the notes will be subject to a 30% U.S. federal withholding tax unless the non-U.S. Holder provides us, our paying agent or the person who would otherwise be required to withhold tax with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business.

Special certification and other rules apply to certain non-U.S. Holders that are entities rather than individuals, particularly entities treated as partnerships for U.S. federal income tax purposes and certain other pass-through entities, and to non-U.S. Holders acting as (or holding notes through) intermediaries.

If a non-U.S. Holder is engaged in a U.S. trade or business and interest on the notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such interest is attributable to a U.S. “permanent establishment” maintained by the non-U.S. Holder within the United States), the non-U.S. Holder will be subject to U.S. federal income tax on such interest on a net income basis (although exempt from the 30% U.S. federal withholding tax provided the certification requirements discussed above are satisfied) in generally the same manner as if the non-U.S. Holder were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Redemption of Notes

Any gain realized by a non-U.S. Holder upon the sale, taxable exchange or redemption of the notes generally will not be subject to U.S. federal income tax or withholding tax unless:

•	that gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder within the United States);

•	such gain represents accrued but unpaid interest not previously included in income and the non-U.S. Holder does not meet the conditions for exemption from U.S. federal income and withholding tax, as described above; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or redemption, and certain other conditions are met.

If a non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange or redemption of a note, and certain other requirements are met, such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such realized gain.

If a non-U.S. Holder is engaged in a U.S. trade or business and gain on the notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a U.S. “permanent establishment” maintained by the non-U.S. Holder), the non-U.S. Holder will be subject to U.S. federal income tax on such gain on a net income basis generally in the same manner as if the non-U.S. Holder were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, gain will be included in the earnings and profits of such foreign corporation.

United States Federal Estate Tax

A note held by an individual who is a non-U.S. Holder at the time of death will not be subject to U.S. federal estate tax on account of such non-U.S. Holder’s death, provided that (a) the interest payments with respect to such note are not effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business and (b) such non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code. The maximum federal estate tax rate has been reduced over the past several years and is 45% for 2009. The tax will be eliminated for estates of decedents dying after December 31, 2009, but, in the absence of legislation, the federal estate tax provisions in effect immediately before 2002 will be restored for estates of decedents dying after December 31, 2010.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payments on the notes and the proceeds from the sale or other disposition of the notes. In addition, copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which a non-U.S. Holder resides.

A U.S. Holder may be subject to U.S. backup withholding tax on these payments (at a current 28% tax rate) if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from U.S. backup withholding tax.

A non-U.S. Holder generally will not be subject to U.S. backup withholding tax on these payments provided that the non-U.S. Holder provides the required certification that it is a non-U.S. Holder and, in addition, the payor does not have actual knowledge or reason to know that such non-U.S. Holder is a United States person as defined in the Code.

U.S. backup withholding tax is not an additional tax. The amount of any U.S. backup withholding tax from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

If you are considering a purchase of the notes, we encourage you to consult with your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the notes in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated January   , 2009, each of the underwriters named below, for whom Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives, has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter below.

Principal
Amount of
Underwriter	Notes

Citigroup Global Markets Inc.	$
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to certain conditions precedent. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have been advised by the representatives of the underwriters that the underwriters propose initially to offer the notes to the public for cash at the public offering price set forth on the cover of this prospectus supplement, and to certain dealers at such price less concessions not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may be changed. The underwriters may offer and sell the notes through certain of their affiliates.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $500,000.

We have agreed to indemnify the underwriters against, certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect to those liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or to include them in any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice in their sole discretion. We cannot assure you that the notes will have a liquid trading market. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

From time to time, some of the underwriters or their affiliates have provided, and may continue to provide in the future, investment banking, general financing and commercial banking and financial advisory services to us and our affiliates, for which they have received, and expect to receive, customary compensation. Affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are lenders under our credit facilities.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investments professionals falling within Article 19(5) of the Financial Services and Market Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter, on behalf of itself and each of its affiliates, has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it and each such affiliate has not made and will not make an offer of notes to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc.; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than €50,000 (or its other currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities offered in this prospectus supplement have not been registered under the Financial Instruments and Exchange Law of Japan, as amended (the “FIEL”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan or Japanese corporation, except (i) pursuant to an exemption from the registration requirements of the FIEL and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov and from our website at http://www.lubrizol.com.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus supplement. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full herein. The information incorporated by reference is considered to be a part of this prospectus supplement and any information that we later file with the SEC automatically will update or supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (filed on February 28, 2008), including portions of the proxy statement for the 2008 annual meeting of shareholders (filed on March 19, 2008) to the extent specifically incorporated by reference therein;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 (filed May 5, 2008), June 30, 2008 (filed on August 8, 2008) and September 30, 2008 (filed on November 7, 2008); and

•	Our Current Reports on Form 8-K filed on September 24, 2008, September 29, 2008 and November 12, 2008.

You may request a copy of these filings, excluding exhibits, at no cost, by writing or telephoning us at the following address or phone number:

The Lubrizol Corporation
Attention: Investor Relations
29400 Lakeland Boulevard
Wickliffe, Ohio 44092-2298
Telephone Number: (440) 943-4200

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of our notes offered by this prospectus supplement, will be passed upon for us by Joseph W. Bauer, our Vice President and General Counsel. Mr. Bauer beneficially owns shares of, and options to purchase shares of, our common shares. Certain other legal matters will be passed upon for us by Thompson Hine LLP. The Underwriters have been represented by Shearman & Sterling LLP.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of The Lubrizol Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards in 2007 and 2006), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

The Lubrizol Corporation

Debt Securities
Common Shares
Preferred Stock
Depositary Shares
Warrants

We may offer from time to time debt securities, common shares, shares of our preferred stock, depositary shares and warrants. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more offerings.

This prospectus describes some of the general terms that may apply to these securities. Each time we offer securities for sale, we will provide a prospectus supplement that contains specific information about the terms of the offered securities and may add to, update or change the information contained in this prospectus. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement describing the terms of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We urge you to read carefully this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of the securities offered, before you make your investment decision.

Our common shares are listed for trading on the New York Stock Exchange under the symbol “LZ.”

Investing in these securities involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of our securities, as described in this prospectus, from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain the specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement and any free writing prospectus prepared by us or on our behalf together with additional information described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different information or make any additional representations. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement or any free writing prospectus prepared by us or on our behalf is accurate as of any date other than the date on the front of each such document. The terms the “Company,” “Lubrizol,” “we,” “us” and “our” refer to The Lubrizol Corporation, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298, and our telephone number is (440) 943-4200.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at

http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, such as us, who file electronically with the SEC.

The SEC allows us to incorporate by reference in this prospectus the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the filings listed below and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, until all of the securities offered under this prospectus are sold:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on September 24, 2008 and September 29, 2008; and

•	The description of our common shares contained in our Current Report on Form 8-K, filed with the SEC on September 24, 2008, together with any amendments or reports filed for the purposes of updating such description.

Unless stated otherwise in the applicable reports, information furnished to the SEC pursuant to Items 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

The Lubrizol Corporation
29400 Lakeland Boulevard
Wickliffe, Ohio 44092-2298
(440) 943-4200
Attn.: Mark Sutherland

You may also find additional information about us, including the documents mentioned above, on our website on the Internet located at http://www.lubrizol.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus is not a part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may include or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Forward-looking statements are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by any forward-looking statements, although we believe our expectations reflected in those forward-looking statements are based upon reasonable assumptions. For this purpose, any statements contained herein that are not statements of historical fact should be deemed to be forward-looking statements. We believe that the following factors, among others, could affect our future performance and cause our actual results to differ materially from those expressed or implied in such forward-looking statements:

•	The cost, availability and quality of raw materials, especially petroleum-based products.

•	Our ability to sustain profitability of our products in a competitive environment.

•	The demand for our products as influenced by factors such as the global economic environment, longer-term technology developments and the success of our commercial development programs.

•	The effects of required principal and interest payments and the access to capital on our ability to fund capital expenditures and acquisitions and to meet operating needs.

•	The risks of conducting business in foreign countries, including the effects of fluctuations in currency exchange rates upon our consolidated results and political, social, economic and regulatory factors.

•	The extent to which we are successful in expanding our business in new and existing markets and in identifying, understanding and managing the risks inherent in those markets.

•	Our ability to identify, complete and integrate acquisitions for profitable growth and operating efficiencies.

•	Our success at continuing to develop proprietary technology to meet or exceed new industry performance standards and individual customer expectations.

•	Our ability to implement a new common information systems platform primarily into our Lubrizol Advanced Materials segment successfully, including the management of project costs, its timely completion and realization of its benefits.

•	Our ability to continue to reduce complexities and conversion costs and modify our cost structure to maintain and enhance our competitiveness.

•	Our success in retaining and growing the business that we have with our largest customers.

•	The cost and availability of energy, especially natural gas and electricity.

•	The effect of interest rate fluctuations on our net interest expense.

•	The risk of weather-related disruptions to our Lubrizol Additives production facilities located near the U.S. Gulf Coast.

•	Significant changes in government regulations affecting environmental compliance.

USE OF PROCEEDS

Unless otherwise disclosed in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, including retirement of debt, acquisitions and other business opportunities.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, debt securities, common shares, shares of preferred stock, depositary shares and warrants to purchase common shares, preferred stock and/or debt securities. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below generally will apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement or term sheet and such terms may differ from the terms we describe below.

As required by federal law for all bonds and debt securities of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. We will issue any debt securities under the indenture that we will enter into with the trustee to be named in the indenture. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default.” Second, the trustee performs certain administrative duties for us.

The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debt securities and the indenture. We urge you to read the form of the indenture and the form of the debt securities, which you may obtain from us upon request. We have filed a form of the indenture as an exhibit to the registration statement of which this prospectus is a part.

General

The debt securities will be Lubrizol’s unsecured obligations. The form of indenture provides that any debt securities proposed to be sold under this prospectus and the prospectus supplement or term sheet that will accompany it (“offered debt securities”), and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), as well as other unsecured debt securities, may be issued under that indenture in one or more series.

You should read the prospectus supplement or term sheet for the material terms of the offered debt securities and any underlying debt securities, including the following:

•	The title of the debt securities and whether the debt securities will be senior securities or subordinated securities.

•	The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

•	If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

•	The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined; the date or dates from which any interest will accrue or how the date or dates will be determined; and the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

•	The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; and any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations).

•	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable.

•	Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

•	The place or places, if any, other than or in addition to the City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

•	If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued.

•	The applicability of the provisions of Article Fourteen of the form of indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions.

•	Whether and under what circumstances we will pay additional amounts, as contemplated by Section 1011 of the form of indenture, in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

•	The terms of the subordination of any series of subordinated debt.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	Any changes or additions to the Events of Default or covenants contained in the indenture.

•	Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

•	Whether or not the debt securities will be secured or unsecured, and the terms of any secured debt.

•	Any other material terms of the debt securities and guarantees, if any.

For purposes of this prospectus, any reference to the payment of principal or premium or interest, if any, on the debt securities will include additional amounts if required by the terms of the debt securities.

The form of indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt.

We refer you to the prospectus supplement or term sheet for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make payments of principal or interest by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

Material Covenants

Consolidation, Merger, Sale or Conveyance.  The form of indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•	the successor or transferee entity, if other than Lubrizol, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in a form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debt securities and the performance of every covenant and obligation in the indenture to be performed or observed by Lubrizol;

•	immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	Lubrizol has delivered to the trustee an officers’ certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for Lubrizol as obligor on the debt securities with the same effect as if it had been named in the indenture as Lubrizol.

Limitation on Liens.  We will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Mortgage upon any Operating Property, or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing concurrently that the debt securities of each series then outstanding under the indenture are secured equally and ratably with or, at our option, prior to such Debt so long as such Debt shall be so secured. (The capitalized terms used in this section are defined below.)

The foregoing restriction shall not apply to, and there shall be excluded from Debt in any computation under such restriction, Debt secured by:

(1) Mortgages on any property existing at the time of the acquisition thereof;

(2) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that any such Mortgage does not extend to any property owned by us or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

(3) Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

(4) Liens created in connection with tax assessments or legal proceedings and mechanic’s liens and materialmen’s liens and other similar liens created in the ordinary course of business;

(5) Mortgages to secure all or part of the cost of acquisition, construction, development, repair, alteration or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development, repair, alteration or improvement of such property or (b) the placing in operation of such property;

(6) Mortgages in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7) Mortgages existing on the date of the indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the indenture or referred to in clauses (1) to (5), provided that any such extension, renewal, replacement or refunding of such Debt shall be created within 360 days of repaying the Debt secured by the Mortgage referred to in clauses (1) to (5) and the principal amount of the Debt secured thereby and not otherwise authorized by clauses (1) to (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; and

(8) Mortgages in favor of us or a Restricted Subsidiary;

Notwithstanding the restrictions described above, we and any Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the debt securities of each series then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt that is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages that would otherwise be subject to such restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (8) of the immediately preceding paragraph) plus all Attributable Debt of Lubrizol and the Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to Operating Properties (with the exception of such transactions that are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “— Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets.

“Consolidated Current Liabilities” means the aggregate of the current liabilities of Lubrizol appearing on the most recent available consolidated balance sheet of Lubrizol and its Subsidiaries, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of Lubrizol or its Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of Lubrizol or any Subsidiary for a term in excess of 12 months from the date of determination.

“Consolidated Tangible Assets” means the aggregate of all assets of Lubrizol (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP) appearing on the most recent available consolidated balance sheet of Lubrizol and its Subsidiaries at their net book values, after deducting related depreciation, applicable allowances and other properly deductible items, and after deducting all goodwill, trademarks, tradenames, patents, unamortized debt discount and expenses and other like intangibles, all prepared in accordance with GAAP.

“Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity, including International Financial Reporting Standards, as have been approved by the Commission, which are in effect on the date of the indenture, date of any issuance of debt securities thereunder or date relating to any covenant compliance.

“Mortgage” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any property, plant or equipment located in the United States owned by, or leased to, Lubrizol or any Subsidiary that has a market value in excess of 1.0% of Consolidated Net Tangible Assets.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Subsidiary” means any Subsidiary that owns Operating Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to Lubrizol or any Subsidiary of any Operating Property, which Operating Property has been or is to be sold or transferred by Lubrizol or such Subsidiary to such Person.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by Lubrizol, or by one or more other Subsidiaries, or by Lubrizol and one or more other Subsidiaries.

Limitation on Sale and Leaseback Transactions.  We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Operating Property unless:

(1) the Sale and Leaseback Transaction is solely with us or another Restricted Subsidiary;

(2) the lease is for a period not in excess of three years, including renewals;

(3) we or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (8) under the heading “— Limitation on Liens,” without equally and ratably securing the debt securities then outstanding under the indenture, to create, incur, issue, assume or guarantee Debt secured by a Mortgage on such Operating Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) we or such Restricted Subsidiary within 360 days after the sale of such Operating Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Operating Property or (B) the fair market value of such Operating Property to (i) the retirement of debt securities, other Funded Debt of Lubrizol ranking on a parity with the debt securities or Funded Debt of a Restricted Subsidiary or (ii) the purchase of Operating Property; or

(5) the Attributable Debt of Lubrizol and such Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of the indenture (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Debt secured by Mortgages on Operating Properties then outstanding (not including any such Debt secured by Mortgages described in clauses (1) through (8) under the heading “— Limitation on Liens”) that do not equally and ratably secure such outstanding debt securities (or secure such outstanding debt securities on a basis that is prior to other Debt secured thereby), would not exceed 15% of Consolidated Tangible Net Assets.

“Attributable Debt” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Debt owed to Lubrizol or a Subsidiary.

Events of Default

An “event of default” is defined in the indenture as:

(a) default for 30 days in payment of any interest on the debt securities when it becomes due and payable;

(b) default in payment of principal of or any premium on the debt securities at maturity or redemption price when the same becomes due and payable;

(c) default by us in the performance of any other covenant contained in the indenture for the benefit of the debt securities that has not been remedied by the end of a period of 60 days after notice is given as specified in the indenture;

(d) default in the deposit of any sinking fund payment, if any, when and as due by the terms of the securities of that series;

(e) default in the payment of principal when due or resulting in acceleration of other indebtedness of Lubrizol or any Significant Subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $50 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the debt securities, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

(f) certain events of bankruptcy, insolvency and reorganization of Lubrizol.

When we refer to a “Significant Subsidiary,” we mean any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act as in effect on the date of the indenture.

The indenture provides that:

•	if an event of default described in clause (a), (b), (c), (d) or (e) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities may declare the principal amount of the debt securities then outstanding, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately;

•	upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or interest on, the debt securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities then outstanding; and

•	if an event of default described in clause (f) occurs and is continuing, then the principal amount of all debt securities issued under the indenture and then outstanding, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

Under the indenture, the trustee must give to the holders of debt securities notice of all uncured defaults known to it with respect to the debt securities within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payments of principal of, any premium on, any of the debt securities, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities.

No holder of any debt securities may institute any action under the indenture unless:

•	Such holder has given the trustee written notice of a continuing event of default with respect to the debt securities;

•	the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding have requested the trustee to institute proceedings in respect of such event of default;

•	Such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of debt securities.

The holders of a majority in aggregate principal amount of the debt securities affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

We must furnish to the trustee within 120 days after the end of each fiscal year a statement of our Company signed by two officers to the effect that we have conducted a review of our activities during such year and our performance under the indenture and the terms of the debt securities, and, to the knowledge of the signing officers based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

Modification of the Indenture

We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into a supplemental indenture for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to our Company, and the assumption by such successor of our obligations under the indenture and the debt securities;

•	to add covenants of our Company, or surrender any rights of the Company, or add any rights for the benefit of the holders of debt securities;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to establish the form or terms of any other series of debt securities, including any subordinated securities;

•	to evidence and provide the acceptance of any successor trustee with respect to the debt securities or one or more other series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

•	to provide any additional events of default.

With certain exceptions, the indenture or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

•	change the maturity of any payment of principal of, or any premium on, any debt securities, or change any place of payment where, or the coin or currency in which, any note or any premium is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt securities affected thereby.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement or term sheet that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance.  Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and government securities set aside in trust to repay your debt securities. In order to achieve covenant defeasance, we must do the following:

•	If the debt securities of the particular series are denominated in U.S. dollars, deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	Deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•	Deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance.  If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•	We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. The U.S. federal income tax consequences and other considerations applicable to such defeasance and discharge will be described in the applicable prospectus supplement.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debt securities or by depositing with the trustee or the paying agent after the debt securities have become due and payable, whether at stated maturity, or any redemption date, or otherwise, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture by us.

Form, Exchange and Transfer of Certificated Registered Securities

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the prospectus supplement or term sheet, in denominations of $1,000 and amounts that are multiples of $1,000.

The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depositary Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the office of the trustee. We will appoint a trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt securities, they will be named in your respective prospectus supplement or term sheet. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

The trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 120,000,000 common shares without par value, 2,000,000 shares of serial preferred stock without par value designated Serial Preferred Stock and 25,000,000 shares of serial preferred stock without par value designated Serial Preference Shares. All references to “preferred stock” herein are to the Serial Preference Shares. As of September 30, 2008, we had 67,256,350 common shares issued and outstanding, and 6,115,965 common shares committed to be issued pursuant to our various employee benefit and compensation plans. As of September 30, 2008, there were no shares of preferred stock outstanding.

In addition to the summary of our capital stock that follows, we encourage you to review our Amended Articles of Incorporation and our Regulations, each as amended, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

No holder of either common shares or preferred stock has preemptive or preferential right to purchase or subscribe to any of our securities or any securities that are convertible into or exchangeable for any of our securities. Also, no shares of capital stock may vote cumulatively in the election of directors.

Common Shares

The following is a summary of the provisions of our common shares. The rights of our common shares are defined by our Amended Articles of Incorporation and our Regulations, each as amended, and the provisions of the Ohio General Corporation Law. You should refer to those documents and provisions for more complete information regarding our common shares.

Holders of our common shares are entitled to one vote per share on all matters upon which our shareholders are entitled to vote, including the election of directors. The holders of common shares are entitled to dividends when, as and if declared by our board of directors out of legally available funds. In the event of any liquidation, dissolution or winding up of our business, each holder of common shares is entitled to share ratably in all of our assets remaining after the payment of liabilities. Holders of common shares have no preemptive right to purchase any of our securities or any securities that are convertible into or exchangeable for any of our securities. The common shares are not subject to any provisions relating to redemption. The common shares have no conversion rights and are not subject to further calls or assessments by us. All of our common shares now outstanding, and all of our common shares that are issued in an offering under this prospectus, are or will be when issued fully paid and nonassessable. Our common shares are listed on the New York Stock Exchange under the symbol “LZ.”

Preferred Stock

The following summary describes the material provisions of our preferred stock. The summary in this prospectus is not complete. We urge you to read our Amended Articles of Incorporation and our Regulations, each as amended, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the certificate of designations establishing a particular series of preferred stock that will be filed with the Secretary of State of the State of Ohio and the SEC in connection with the offering of the preferred stock.

Our board of directors is authorized generally without shareholder approval to issue shares of preferred stock from time to time, in one or more series. Prior to the issuance of shares of each series, the board of directors is required by the Ohio General Corporation Law and our Amended Articles of Incorporation, as amended, to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Ohio. The certificate of designation fixes for each series the designations, powers, preferences, rights, qualifications, limitation and restrictions, including but not limited to, the following:

•	Rights and terms of redemption (including sinking fund provisions);

•	Dividend rights and rates;

•	Dissolution;

•	Terms concerning the distribution of assets;

•	Conversion or exchange terms;

•	Redemption prices; and

•	Liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Holders of preferred stock have one vote for each share of stock and, except as required by law, vote together with holders of our common shares as one class on all matters. The holders of preferred stock are entitled to dividends when, as and if declared by our board of directors out of legally available funds.

When we offer to sell a particular series of preferred stock, we will describe in a supplement to this prospectus the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common shares or exchangeable for other securities. Accordingly, for a description of the terms of any series of our preferred stock, you must refer to both the prospectus supplement relating to that series and the description of our preferred stock set forth in this prospectus.

Provisions Relating to Takeover Matters

Our board of directors must consist of at least nine, but no more than thirteen, directors and is currently fixed at nine directors who are divided into three classes. Each class has three directors. Directors of each class serve for three-year terms, with one class being elected each year. The authorized number of directors and the number of directors in each class may be changed only by the affirmative vote of the holders of at least a majority of the shares entitled to vote for the election of directors that are represented at a meeting of shareholders called for the purpose of electing directors or by the affirmative vote of a majority of the directors then in office.

Under our Regulations, a director may be removed without cause upon the vote of the holders of two-thirds of the shares that are represented at an annual meeting or any special meeting of shareholders duly called for that purpose. However, under the Ohio General Corporation Law, if a corporation’s board of directors is divided into classes, like our board of directors, then directors may be removed by the shareholders only for cause. If any director is removed, the resulting vacancy may be filled by a majority vote of the board of directors. Any director elected to fill a vacancy will hold office until the next annual meeting.

Nominations of persons for election as directors may be made at a meeting of shareholders by or at the direction of the board of directors, by any nominating committee or person appointed by the board of directors, or by any shareholder entitled to vote for the election of directors who gives timely notice. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; except that, if less than 75 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder will be timely if it is received no later than the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

A special meeting of shareholders may be called by the chairman of the board, the president, a majority of the directors acting with or without a meeting, or by shareholders holding 50% or more of the outstanding shares entitled to vote at the special meeting.

Our Regulations provide that holders of shares entitling them to exercise at least a majority of our voting power will constitute a quorum at any meeting of shareholders; except that, whether or not a quorum is present, the holders of a majority of the voting shares represented at a meeting may adjourn the meeting without notice other than by announcement at the meeting.

Our Regulations may be amended, repealed or superseded by new regulations by the affirmative vote of the holders of a majority of the shares represented at an annual meeting or any special meeting of shareholders duly called for that purpose. The provisions of our Regulations regarding the number, classification and removal of directors, however, may be amended or repealed only with the affirmative vote of the holders of at least two-thirds of our voting power, unless the amendment or repeal has been recommended by at least two-thirds of the directors then in office.

Section 1704.02 of the Ohio General Corporation Law (also known as the Merger Moratorium Law) prohibits Chapter 1704 transactions (as defined below) for a period of three years from the date on which a shareholder first becomes an interested shareholder unless the directors of the corporation prior to the shareholder becoming an interested shareholder approved the transaction or approved the transaction pursuant to which the shareholder became an interested shareholder. “Chapter 1704 transactions” include mergers, consolidations, combinations, majority share acquisitions or sales of substantial assets between an Ohio corporation and an interested shareholder or an affiliate or associate of an interested shareholder. An “interested shareholder” is defined generally as any person that beneficially owns 10% or more of the outstanding voting shares of the corporation. After the three-year period, a Chapter 1704 transaction is prohibited unless certain fair price provisions are complied with or the shareholders of the corporation approve the transaction by the affirmative vote of two-thirds of the voting power of the corporation, including at least a majority of the disinterested shareholders.

Under the Ohio General Corporation Law, the approval by the affirmative vote of holders of two-thirds of the voting power of a corporation entitled to vote on the matter is required for mergers, consolidations, majority share acquisitions, combinations involving the issuance of shares with one-sixth or more of the voting power of the corporation, and any transfers of all or substantially all of the assets of a corporation unless the articles of incorporation of the corporation specify a different proportion (which cannot be less than a majority). Our Amended Articles of Incorporation, as amended, provide that these actions generally can be authorized by the holders of a majority of the outstanding shares.

Under Ohio securities law, any person making a “control bid” pursuant to a tender offer for the securities of certain publicly held companies, including our Company, must file upon commencement of the bid certain information relating to the bid with the Ohio Division of Securities. The Division may within five calendar days suspend the bid if the required information has not been filed, if material information regarding the bid has not been provided to the shareholders of the company, or if there has been any other violation of the Ohio Securities Act.

Our Amended Articles of Incorporation, as amended, include provisions that require prior shareholder approval for a “control share acquisition,” which is any acquisition of shares in which a person or group obtains voting power of our Company in one of the following ranges: one-fifth or more but less than one-third or more but less than a majority, or a majority. Any such acquisition must be approved at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of both (1) the holders of a majority of the outstanding voting shares and (2) the holders of a majority of the outstanding voting shares after excluding interested shares. For this purpose, “interested shares” includes shares held by the directors who are employees and certain officers of our Company and shares held by the person or group acquiring the shares. Our Company has “opted out” of a similar provision that is set forth in the Ohio General Corporation Law.

Our Amended Articles of Incorporation, as amended, contain provisions that require certain related-party transactions to be approved by the affirmative vote of the holders of both a majority of the outstanding voting shares and a majority of such shares after excluding the shares owned by the related party involved in the transaction, unless certain fair price provisions are complied with. For this purpose, a “related party” means any person that beneficially owns 10% or more, but less than 90%, of our outstanding voting shares and any of such person’s affiliates or associates. A “related-party transaction” includes any merger or consolidation, any sale, purchase, lease, exchange or transfer of substantial assets, the issuance or transfer of any securities, any reclassification of securities or recapitalization or the adoption of any plan or proposal for liquidation or dissolution, in each case with, to or for the benefit of a related party.

Our Amended Articles of Incorporation may be amended, repealed or superseded by new articles of incorporation by the holders of a majority of the outstanding shares, except that the affirmative vote of the holders of at least two-thirds of the outstanding voting shares is required to amend, alter, repeal or adopt any provisions inconsistent with the provisions in the Amended Articles of Incorporation relating to related-party transactions and control share acquisitions.

Some or all of these provisions of our Amended Articles of Incorporation and Regulations, each as amended, and Ohio law may have the effect of delaying, hindering or preventing a change in control of our Company that is not supported by our board of directors, including a change in control that might result in the receipt by shareholders of a purchase price in excess of then-current market prices.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common shares.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional shares of preferred stock of a particular series, rather than whole shares of preferred stock. To evidence each holders interest in the depositary shares, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. The terms of the depositary shares, including the fraction of a share of preferred stock represented by each depositary share, will be set forth in the applicable prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company that we select. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. We will distribute depositary receipts to those persons purchasing the fractional shares of preferred stock of a series underlying the depositary shares in accordance with the terms of the offering. We will file copies of the form of deposit agreement including the depositary receipt as an exhibit to a post-effective amendment to the registration statement of which this prospectus is a part. A summary of the description of the deposit agreement, the depositary shares and depositary receipts will be set forth in the applicable prospectus supplement and such summary will be subject to and qualified in its entirety by reference to these documents, which we will file with the SEC in connection with the offering of specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts, which we will prepare without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Each prospectus supplement may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the depositary shares that the prospectus supplement covers.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities (debt warrants) or preferred stock, depositary shares or common shares (stock warrants). Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.

Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company that we select as warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges on an historical basis for the periods indicated.

	Years Ended December 31,										Six Months Ended
	2003		2004		2005		2006		2007		June 30, 2008

Ratio of earnings to fixed charges(1)	5.11	X	2.55	X	3.08	X	3.37	X	4.86	X	5.62X

(1)	Our ratio of earnings to fixed charges has been computed by dividing earnings (including distributed income of equity investees) before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense and capitalized interest) and rental expenses.

LEGAL MATTERS

The validity of the securities will be passed upon for us by counsel identified in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of The Lubrizol Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards in 2007 and 2006), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$          % Senior Notes due

PROSPECTUS SUPPLEMENT
          , 2009

Joint Book-Running Managers

Citi	Deutsche Bank Securities	J.P. Morgan